Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the Registration Statement on Form S-1 of Kenongwo Group US, Inc. of our report dated June 3, 2020, relating to the audited financial statements of Kenongwo Group US, Inc. as of December 31, 2019 and 2018. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
August 6, 2020	Certified Public Accountants